Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2019 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 18, 2020 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Quarter Ended December 31, 2019		Year Ended December 31, 2019
Net income (loss) per diluted share	$(0.93)	Net income per diluted share	$0.58
Adjusted operating income (loss)(2) per diluted share	$(1.04)	Adjusted operating income (loss)(2) per diluted share	$(1.08)
Net realized investment gains per share	$0.11	Net realized investment gains per share	$1.66
GAAP combined ratio	117.9%	GAAP combined ratio	109.0%
		Book value per share	$36.40
		Return on equity(3)	1.6%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net loss, including net realized investment gains and losses, of $23.2 million ($0.93 per diluted share) for the three-month period ended December 31, 2019 (the "fourth quarter"), compared to consolidated net loss of $29.3 million ($1.17 per diluted share) for the same period in 2018. For the year ended December 31, 2019 (the "full year"), consolidated net income, including investment gains and losses, was $14.8 million ($0.58 per diluted share) compared to $27.7 million ($1.08 per diluted share) for the same period in 2018.

The Company reported a consolidated adjusted operating loss of $1.04 per diluted share for the fourth quarter 2019 compared to consolidated adjusted operating loss of $0.30 per diluted share for the same period in 2018. For the full year ended December 31, 2019, the Company reported consolidated adjusted operating loss of $1.08 per diluted share compared to consolidated adjusted operating income of $0.67 per diluted share for 2018.

"Our 2019 results were negatively impacted by commercial auto losses and prior year reserve strengthening in our Gulf Coast Region," stated Randy A. Ramlo, President and Chief Executive Officer. "From a profitability standpoint, the fourth quarter was disappointing and an unacceptable end to a year in which we failed to meet expectations and failed to make an operational profit. Commercial auto losses continued to be the main driver of the net operating loss in the fourth quarter. We know we have work to do and are focused on aggressively moving forward with our strategic plan to improve profitability."

__________________
(1) Per share amounts are after tax.
(2) Adjusted operating income is a non-GAAP financial measure of net income excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

"As part of our strategic plan, we currently have several initiatives underway in underwriting, claims, analytics, portfolio management and technology innovation, to name some of our focus areas. One example of a noteworthy development at UFG is within our portfolio management strategy, specifically related to our commercial auto book. Despite our best efforts to manage poor-performing commercial auto accounts with double-digit rate increases and non-renewals, these efforts proved insufficient to return this line of business to underwriting profitability in 2019. With the continued escalation of commercial auto losses industry-wide and no signs of improvement in the key auto metrics we track, such as miles driven, driver shortages, distracted driving and social inflation, we decided to take several difficult but necessary actions beginning in the fourth quarter. Our plans include to be even more aggressive with non-renewals in 2020 which will reduce our commercial auto unit counts, especially in poor-performing segments, and not write new classes of business that are auto heavy. By taking these actions, we’re confident we’ll achieve a better balance in our overall book of business, which has become too heavily weighted in commercial auto in recent years. Although we stand to lose some of our commercial package policy business as a consequence of this action, we believe it will have the most immediate and profound impact on our profitability. As we move forward with our strategic plan we will closely monitor key metrics and make adjustments accordingly."

Consolidated net unrealized investment gains, net of tax, totaled $47.3 million as of December 31, 2019 compared to net unrealized investment losses of $9.3 million at December 31, 2018, an increase of $56.6 million. The increase in net unrealized investment gains was primarily the result of lower interest rates in 2019 when compared to 2018.

Total consolidated assets as of December 31, 2019 were $3.0 billion, which included $2.2 billion of invested assets. The Company's book value was $36.40 per share, which is an increase of $1.00 per share, or 2.8 percent from December 31, 2018. This increase is primarily attributed to net income of $14.8 million and an increase in net unrealized investment gains of $56.6 million, net of tax, partially offset by shareholder dividends of $32.7 million, the change in benefits and the valuation of our post-retirement benefit obligations of $13.0 million and share repurchases of $11.7 million.

Property and Casualty Insurance

Net loss for the property and casualty insurance business, including net realized investment gains and losses, totaled $23.2 million ($0.93 per diluted share) for the fourth quarter, compared to net loss of $29.3 million ($1.17 per diluted share) for the fourth quarter of 2018. For the full year, net income totaled $14.8 million ($0.58 per diluted share), compared to net income of $2.3 million ($0.09 per diluted share) for the full year 2018.

The decrease in the net loss in the fourth quarter of 2019 compared to the same period in 2018 is due to the increase in the fair value of equity securities, offset by an increase in loss and loss settlement expenses incurred, primarily due to an increase in the severity of losses in our commercial auto line of business. The increase in net income in the full year 2019 compared to the same period in 2018 is due to the increase in the fair value of equity securities and an increase in net premiums earned offset by an increase in losses and loss settlement expenses primarily due to an increase in the severity of losses in our commercial auto line of business and prior year reserve strengthening in our Gulf Coast region.

Net premiums earned increased 0.9 percent to $273.2 million for the fourth quarter of 2019, compared to $270.7 million in the fourth quarter of 2018. For the full year 2019, net premiums earned increased 4.8 percent to $1,087.0 million, compared to $1,037.5 million in 2018, primarily due to rate increases, premium audits and endorsements.

The average renewal pricing change for commercial lines increased 6.6 percent in the fourth quarter of 2019 compared to 7.0 percent in the third quarter of 2019. The renewal pricing increases continue to be driven by commercial auto rate increases. During the fourth quarter of 2019, commercial auto renewal rate increases averaged in the low-double digits. Personal lines filed rate and renewal pricing increases also remained in the mid-single digits.

Reserve Development

The property and casualty insurance business experienced $4.6 million and $5.3 million of favorable reserve development in its net reserves for prior accident years during the three- and twelve-month periods ended December 31, 2019, respectively, compared to $6.5 million and $54.2 million of favorable reserve development in the same periods of 2018. The decrease in favorable development in the fourth quarter of 2019 as compared to the fourth quarter of 2018 was primarily driven by commercial auto and assumed reinsurance lines of business, offset by the commercial property and workers' compensation lines of business. For the twelve-months ended December 31, 2019, the decrease in favorable reserve development compared to the same period in 2018 was primarily driven by commercial liability, commercial auto and assumed reinsurance lines of business, offset by workers' compensation line of business. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. At December 31, 2019, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased 9.4 percentage points to 117.9 percent for the fourth quarter 2019, compared to 108.5 percent for the fourth quarter of 2018. The increase in the combined ratio is primarily driven by an increase in the loss ratio due to an increase in the severity of losses in commercial auto line of business. For the year ended December 31, 2019, the combined ratio increased 5.0 percentage points to 109.0 percent as compared to the same period of 2018. The increase is primarily driven by an increase in the loss ratio due to an increase in the severity of losses in commercial auto line of business and prior year reserve strengthening in our Gulf Coast region.

Pre-tax catastrophe losses totaled $19.4 million ($0.61 per share after tax) and $64.4 million ($1.99 per share after tax) for the three- and twelve-month periods ended December 31, 2019, respectively, compared to $15.9 million ($0.50 per share after tax) and $46.7 million ($1.44 per share after tax), respectively, for the same periods in 2018.

"Catastrophe losses for the fourth quarter of 2019 added 7.1 percentage points to the combined ratio, which is above our 10-year historical catastrophe load of 4.8 percentage points for the fourth quarter. The fourth quarter of 2019 was impacted by convective storms in Texas and Mississippi," stated Ramlo. "For the full year of 2019, catastrophe losses added 5.9 percentage points to the combined ratio, which is below our 10-year historical catastrophe load of 6.4 percentage points."

Expense Ratio

The expense ratio for the fourth quarter of 2019 was 32.2 percentage points, compared to 33.1 percentage points for the fourth quarter of 2018. For the full year, the expense ratio was 32.6 percentage points, compared to 33.5 percentage points for 2018. The decrease in the expense ratio during both periods of 2019 as compared to 2018 is primarily due to lower employee benefit accruals and expenses caused by post-retirement benefit plan amendments made at the end of 2018.

Investment Income and Realized Investment Gains and Losses

The Company recognized net realized investment gains from continuing operations of $3.7 million and $53.8 million, respectively, for the fourth quarter and full year 2019 compared to net realized investment losses of $27.6 million and $20.2 million, respectively, for the fourth quarter and full year 2018. The change in net realized investment gains and losses for the fourth quarter and full year compared to the same periods in 2018 was primarily due to an increase of $31.9 million and $73.2 million, respectively, in the fair value of our equity securities investments.

Net investment income was $16.5 million and $60.4 million, respectively, for the fourth quarter and full year 2019 compared to net investment income of $9.0 million and $52.9 million, respectively, for the fourth quarter and full year 2018. The change in net investment income for the fourth quarter and full year was due to an increase in the fair value of our investments in limited liability partnerships resulting from the increase in the equity markets and an increase in invested assets in 2019 compared to 2018. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. and on March 30, 2018, the sale transaction was completed. As a result, the life insurance business is presented as discontinued operations in all periods presented in this press release.

Capital Management

During the fourth quarter, we declared and paid a $0.33 per share cash dividend to stockholders of record as of November 29, 2019. We have paid a quarterly dividend every quarter since March 1968.

During the fourth quarter, we repurchased 80,000 shares of our common stock for $3.6 million, at an average cost of $44.65 per share. In the year ended December 31, 2019, we purchased 258,756 shares of our common stock for $11.7 million, at an average cost of $45.22 per share. As of December 31, 2019, we were authorized by our Board of Directors to purchase an additional 1,857,444 shares of common stock under our share repurchase program, which expires in August 2020.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 18, 2020 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and full year 2019 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through March 3, 2020. The replay access information is toll-free 1-877-344-7529; conference ID no. 10138156.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs200217. The archived audio webcast will be available until March 3, 2020.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, Corporate Finance, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission ("SEC") on February 28, 2019.The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one-time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2019	2018	Change %	2019	2018	Change %
Income Statement Data
Net income (loss)	$(23,163)	$(29,336)	21.0%	$14,820	$27,650	(46.4)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%		27,307	(100.0)%
Less: after-tax net realized investment gains (losses)	2,885	(21,790)	NM	42,485	(16,776)	NM
Adjusted operating income (loss)	$(26,048)	$(7,546)	(245.2)%	$(27,665)	$17,119	(261.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(0.93)	$(1.17)	20.5%	$0.58	$1.08	(46.3)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	—	1.07	(100.0)%
Less: after-tax net realized investment gains (losses)	0.11	(0.87)	NM	1.66	(0.66)	NM
Adjusted operating income (loss)	$(1.04)	$(0.30)	(246.7)%	$(1.08)	$0.67	(261.2)%
NM=Not meaningful

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands)	2019	2018	Change %	2019	2018	Change %
Premiums:
Net premiums earned	$273,230	$270,684	0.9%	$1,086,972	$1,050,454	3.5%
Less: change in unearned premiums	23,052	15,932	44.7%	(12,244)	(27,527)	55.5%
Less: change in prepaid reinsurance premiums	1,600	1,207	32.6%	2,486	3,312	(24.9)%
Net premiums written	$248,578	$253,545	(2.0)%	$1,096,730	$1,074,669	2.1%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data and Ratios)	2019	2018	Change %	2019	2018	Change %
Revenue Highlights
Net premiums earned:
P&C continuing operations	$273,230	$270,684	0.9%	$1,086,972	$1,037,451	4.8%
Life discontinued operations	—	—	—%	—	13,003	(100.0)%
Consolidated net premiums earned	273,230	270,684	0.9%	1,086,972	1,050,454	3.5%
Net investment income:
P&C continuing operations	16,491	8,961	84.0%	60,414	52,894	14.2%
Life discontinued operations	—	—	—%	—	12,663	(100.0)%
Consolidated net investment income	16,491	8,961	84.0%	60,414	65,557	(7.8)%
Total revenues:
P&C continuing operations	293,374	252,062	16.4%	1,201,165	1,070,166	12.2%
Life discontinued operations	—	—	—%	—	24,755	(100.0)%
Total revenues	293,374	252,062	16.4%	1,201,165	1,094,921	9.7%
Income Statement Data
Net income (loss)	$(23,163)	$(29,336)	21.0%	$14,820	$27,650	(46.4)%
Gain on sale of discontinued operations, net of tax	—	—	—%		27,307	(100.0)%
After-tax net realized investment gains (losses)	2,885	(21,790)	113.2%	42,485	(16,776)	NM
Adjusted operating income (loss)(1)	$(26,048)	$(7,546)	(245.2)%	$(27,665)	$17,119	(261.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(0.93)	$(1.17)	20.5%	$0.58	$1.08	(46.3)%
Gain on sale of discontinued operations, net of tax	—	—	—%	—	1.07	(100.0)%
After-tax net realized investment gains (losses)	0.11	(0.87)	112.6%	1.66	(0.66)	NM
Adjusted operating income (loss)(1)	$(1.04)	$(0.30)	(246.7)%	$(1.08)	$0.67	(261.2)%
Catastrophe Data
Pre-tax catastrophe losses	$19,441	$15,948	21.9%	$64,368	$46,693	37.9%
Effect on after-tax earnings per share	0.61	0.50	22.0%	1.99	1.44	38.2%
Effect on combined ratio	7.1%	5.9%	20.3%	5.9%	4.5%	31.1%

Favorable reserve development experienced on prior accident years	4,564	6,494	(29.7)%	5,335	54,167	(90.2)%

GAAP combined ratio	117.9%	108.5%	8.7%	109.0%	104.0%	4.8%
Return on equity				1.6%	3.0%	(46.7)%
Cash dividends declared per share	$0.33	$0.31	6.5%	$1.30	$4.21	(69.1)%
Diluted weighted average shares outstanding	25,035,138	25,077,593	(0.2)%	25,582,527	25,622,812	(0.2)%
NM=Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2019	2018	2019	2018
Revenues
Net premiums earned	$273,230	$270,684	$1,086,972	$1,037,451
Investment income, net of investment expenses	16,491	8,961	60,414	52,894
Net realized investment gains (losses)
Change in the fair value of equity securities	4,406	(27,492)	51,231	(21,994)
All other net realized gains (losses)	(753)	(91)	2,548	1,815
Net realized investment gains (losses)	3,653	(27,583)	53,779	(20,179)
Total Revenues	$293,374	$252,062	$1,201,165	$1,070,166

Benefits, Losses and Expenses
Losses and loss settlement expenses	$234,171	$204,070	$830,172	$731,611
Amortization of deferred policy acquisition costs	54,857	54,025	216,699	206,232
Other underwriting expenses	33,045	35,479	137,415	141,473
Total Benefits, Losses and Expenses	$322,073	$293,574	$1,184,286	$1,079,316

Income (loss) before income taxes from continuing operations	(28,699)	(41,512)	16,879	(9,150)
Federal income tax benefit	(5,536)	(12,176)	2,059	(11,405)
Net income (loss) from continuing operations	$(23,163)	$(29,336)	$14,820	$2,255
Net income (loss) from discontinued operations	—	—	—	(1,912)
Gain on sale of discontinued operations, net of tax	—	—	—	27,307
Net income (loss)	$(23,163)	$(29,336)	$14,820	$27,650

GAAP combined ratio:
Net loss ratio - excluding catastrophes	78.6%	69.5%	70.5%	66.0%
Catastrophes - effect on net loss ratio	7.1	5.9	5.9	4.5
Net loss ratio	85.7%	75.4%	76.4%	70.5%
Expense ratio	32.2	33.1	32.6	33.5
Combined ratio	117.9%	108.5%	109.0%	104.0%

Balance Sheet
	December 31, 2019	December 31, 2018
(In Thousands)
Invested assets	$2,155,099	$2,074,123
Cash	120,722	64,454
Total assets	3,013,472	2,816,698
Loss and loss settlement expenses	1,421,754	1,312,483
Total liabilities	2,103,000	1,928,323
Net unrealized investment gains (losses), after-tax	47,279	(9,323)
Total stockholders’ equity	910,472	888,375

Discontinued Operations(1)
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2019	2018	2019	2018
Revenues
Net premiums earned	$—	$—	$—	$13,003
Investment income, net of investment expenses	—	—	—	12,663
Net realized investment gains (losses)	—	—	—	(1,057)
Other income	—	—	—	146
Total Revenues	$—	$—	$—	$24,755

Benefits, Losses and Expenses
Losses and loss settlement expenses	$—	$—	$—	$10,823
Increase in liability for future policy benefits	—	—	—	5,023
Amortization of deferred policy acquisition costs	—	—	—	1,895
Other underwriting expenses	—	—	—	3,864
Interest on policyholders’ accounts	—	—	—	4,499
Total Benefits, Losses and Expenses	$—	$—	$—	$26,104

Income (loss) before income taxes	$—	$—	$—	$(1,349)
Federal income tax expense	—	—	—	563
Net income (loss)	$—	$—	$—	$(1,912)
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. The sale closed on March 30, 2018. The life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$73,459	$73,403	$321,032	$315,977
Fire and allied lines(3)	59,865	56,802	249,226	237,410
Automobile	71,177	73,895	317,978	301,055
Workers’ compensation	15,724	20,247	83,617	92,711
Fidelity and surety	5,995	6,460	26,142	26,684
Miscellaneous	363	410	1,644	1,728
Total commercial lines	$226,583	$231,217	$999,639	$975,565

Personal lines:
Fire and allied lines(4)	$9,292	$10,111	$40,307	$41,242
Automobile	7,152	7,616	31,265	30,488
Miscellaneous	276	291	1,237	1,222
Total personal lines	$16,720	$18,018	$72,809	$72,952
Reinsurance assumed	5,275	4,310	24,282	13,147
Total net premiums written from continuing operations	$248,578	$253,545	$1,096,730	$1,061,664
Total net premiums written from discontinued operations	—	—	—	13,005
Total	$248,578	$253,545	$1,096,730	$1,074,669
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2019			2018
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$80,112	$59,182	73.9%	$81,086	$66,305	81.8%
Fire and allied lines	62,593	42,768	68.3	60,161	39,253	65.2
Automobile	80,475	107,176	133.2	75,098	82,319	109.6
Workers' compensation	20,839	7,385	35.4	24,102	10,763	44.7
Fidelity and surety	6,263	(296)	(4.7)	7,293	(450)	(6.2)
Miscellaneous	419	42	10.0	439	101	23.0
Total commercial lines	$250,701	$216,257	86.3%	$248,179	$198,291	79.9%

Personal lines
Fire and allied lines	$10,303	$6,646	64.5%	$10,331	$4,776	46.2%
Automobile	7,832	7,498	95.7	7,561	6,315	83.5
Miscellaneous	312	(222)	(71.2)	307	34	11.1
Total personal lines	$18,447	$13,922	75.5%	$18,199	$11,125	61.1%
Reinsurance assumed	4,082	3,992	97.8%	$4,306	$(5,346)	(124.2)%
Total	$273,230	$234,171	85.7%	$270,684	$204,070	75.4%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2019			2018
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$318,412	$205,695	64.6%	$311,931	$183,692	58.9%
Fire and allied lines	244,010	185,033	75.8	234,612	165,097	70.4
Automobile	314,755	332,740	105.7	284,274	271,248	95.4
Workers' compensation	87,376	25,784	29.5	95,203	57,601	60.5
Fidelity and surety	25,539	240	0.9	24,437	1,878	7.7
Miscellaneous	1,710	105	6.1	1,728	449	26.0
Total commercial lines	$991,802	$749,597	75.6%	$952,185	$679,965	71.4%

Personal lines
Fire and allied lines	41,195	40,783	99.0%	$41,581	$32,959	79.3%
Automobile	30,882	26,920	87.2	29,247	25,016	85.5
Miscellaneous	1,232	132	10.7	1,210	(213)	(17.6)
Total personal lines	$73,309	$67,835	92.5%	$72,038	$57,762	80.2%
Reinsurance assumed	$21,861	$12,740	58.3%	$13,228	$(6,116)	(46.2)%
Total	$1,086,972	$830,172	76.4%	$1,037,451	$731,611	70.5%